CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 21 to the Registration Statement on Form N-4 (“Registration Statement”) of Penn Mutual Variable Annuity Account III of our report dated February 17, 2017, relating to the statutory financial statements of The Penn Mutual Life Insurance Company, and our report dated April 4, 2017, relating to the financial statements of the Penn Mutual Variable Annuity Account III, both of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Philadelphia, Pennsylvania

April 17, 2017